Delisting Determination, The Nasdaq Stock Market, LLC, May 16, 2024, Tritium DCFC Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Tritium DCFC Limited, effective at the opening of the trading session on May 28, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on March 15, 2024. The Company requested a hearing on March 21, 2024.
On April 5, 2024, the Company received an additional delist determination letter for its failure to maintain compliance with Listing Rule 5450(b)(1)(B).
On April 17, 2024, the Company regained compliance with the bid price requirement in Listing Rule 5450(a)(1).
On April 18, 2024, the Company received an additional delist determination letter pursuant to Listing Rule 5101, 5110(b), and IM-5101-1. Consequently, the Company securities were suspended on April 22, 2024.
Also on April 22, the Company withdrew its hearing request and the matter was closed. The Staff determination to delist the Company became final on April 22, 2024.